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                                   EXHIBIT 11
                                   ----------

                      RITE AID CORPORATION AND SUBSIDIARIES
                 STATEMENTS RE COMPUTATION OF PER SHARE EARNINGS
             THIRTEEN WEEKS ENDED MAY 30, 1998 AND MAY 31, 1997
                   (In Thousands Except Per Share Amounts)

                                                       May 30, 1998     May 31, 1997
                                                       ------------     ------------
         Net income                                         $90,837          $68,241
                                                            =======          =======
         Basic weighted average shares                  258,271,000      245,668,000
                                                        ===========      ===========
         Basic earnings per share                              $.35             $.28
                                                               ====             ====

         Numerator for diluted earnings per share:
         Net income                                         $90,837          $68,241
         Effect of dilutive securities:
         6.75% zero coupon convertible
           subordinated notes(a)                                  -            2,404
         5.25% convertible subordinated notes(a)              5,392                -
                                                              -----            -----
         Net income assuming dilution                       $96,229          $70,645
                                                            =======          =======

         Denominator for diluted earnings per share:
         Basic weighted average shares                  258,271,000      245,668,000
         Effect of dilutive securities:
         Employee stock options                           6,584,000        4,606,000
         6.75% zero coupon convertible
           subordinated notes                                     -       11,750,000
         5.25% convertible subordinated notes            17,987,000                -
                                                         ----------       ----------
         Dilutive potential common shares                24,571,000       16,356,000
                                                         ----------       ----------
         Diluted weighted average shares                282,842,000      262,024,000
                                                        ===========      ===========

         Diluted earnings per share:                           $.34             $.27
                                                               ====             ====


(a) Shown net of income taxes which were calculated at the registrant's effective tax rate.